Exhibit 23.1

Consent of Independent Auditor

The Board of Directors

Australia and New Zealand Banking Group Limited

Level 9, 833 Collins Street

Docklands Vic 3008

We consent to the incorporation by reference in:

(i)	the registration statement (No. 333-181822) on Form S-3 of Macquarie Leasing Pty Limited (the “Registration Statement”); and

(ii)	the related prospectus supplement relating to SMART ABS Series 2015-1US Trust (the “Prospectus Supplement”)

of our reports dated November 5, 2014, November 8, 2013 and November 5, 2012, with respect to the consolidated balance sheets of Australia and New Zealand Banking Group Limited and subsidiaries as of September 30, 2014, September 30, 2013 and September 30, 2012, and the related consolidated statements of income, changes in equity, cash flows, and comprehensive income for each of the three years in the three-year period ended September 30, 2014, which reports are included in the Form 8-Ks of Macquarie Leasing Pty Limited filed with the Securities and Exchange Commission on December 9, 2014, December 20, 2013 and December 18, 2012 and will be incorporated in the Form 8-K of Macquarie Leasing Pty Limited filed with the Securities and Exchange Commission on February 24, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus Supplement and the Registration Statement.

/s/ KPMG
KPMG

/s/ Andrew Yates
Andrew Yates

Partner

Melbourne, Australia

February 24, 2015